Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Richard Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Announces Company Updates

McLean, Va., March 26, 2020 – Arlington Asset Investment Corp. (NYSE: AI) (the "Company") today announced that the Company has determined not to declare a first quarter 2020 common stock dividend in order to preserve liquidity as a result of volatile market conditions related to the COVID-19 pandemic.  In addition, the declaration and payment of future dividends on its common stock, 7.00% Series B Cumulative Perpetual Redeemable Stock (NYSE: AI PrB) and 8.250% Series C Fixed-to-Floating Cumulative Redeemable Preferred Stock (NYSE: AI PrC) will be evaluated at a future date.

The Company has also provided the following updates.

•	The Company has satisfied all of its margin calls under its financing arrangements.
•	The Company estimates that its book value per common share as of March 24, 2020 has declined in a range of approximately 32% to 36% since December 31, 2019.
•

The Company de-levered its investment portfolio and estimates that its “at risk” short term secured financing to investable capital ratio has been reduced to approximately 1.6 to 1 from 8.7 to 1 as of December 31, 2019.[1]

•	The Company remains committed to preserving long-term value for its shareholders while also protecting its employees during this difficult time.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) currently invests primarily in mortgage-related and other assets and will elect to be taxed as a real estate investment trust for its taxable year ending December 31, 2019.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  These include statements regarding the Company’s estimate of book value per common share as of March 24, 2020, current leverage, and future dividend payments.   Forward-looking statements can be identified by forward-looking language, including words such as "believes," "expects," "anticipates," "estimates," "plans," "continues," "intends," "should", "may," and similar expressions. Due to known and unknown risks, including the risk that the assumptions on which the forward-looking statements are based prove to be inaccurate, actual results may differ materially from expectations or projections.  These risks also include the Company’s ability to accurately estimate the financial information included in this press release, ongoing uncertainly caused by the COVID-19 pandemic and those described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the Securities and Exchange Commission (the "SEC") from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.  Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.  The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.

[1]

The Company's "at risk" short-term secured financing to investable capital is measured as the ratio of the sum of the Company's repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company's investable capital measured as the sum of the Company's shareholders' equity and long-term unsecured debt.